Exhibit 99.1

Date: November 21, 2018

Media Contact:	Investor Contact:
Michael Kinney	Dennis Puma
732-938-1031	732-938-1229
mkinney@njresources.com	dpuma@njresources.com

NJR CLEAN ENERGY VENTURES ANNOUNCES SALE OF WIND PORTFOLIO

WALL, N.J. – NJR Clean Energy Ventures (CEV), a clean energy subsidiary of New Jersey Resources (NYSE: NJR), today announced the sale of its remaining 117 megawatt (MW) wind portfolio, consisting of four wind farms, to a subsidiary of Skyline Renewables for a total of $208.5 million, assuming a closing of December 31, 2018. CEV entered into a purchase and sale agreement and submitted a joint filing with Skyline for authorization with the Federal Energy Regulatory Commission (FERC). Once approved by FERC, the transaction is expected to close. The proceeds from the sale will reduce external financing needs, which is factored into NJR's current fiscal 2019 financing guidance.

Earlier this year, CEV sold a 9.7 MW wind farm for $18.5 million. Today’s announcement completes the sale of all its operating wind farms.

“While we have divested our current wind portfolio, clean energy is an integral part of our business and we will continue to invest in clean energy projects that position NJR for long-term growth,” said Stephen D. Westhoven, President and COO of New Jersey Resources.

Since 2009, CEV has invested about $700 million in solar projects, and plans to invest $500 million over the next four years. As a leading solar provider in New Jersey, CEV has approximately 7,300 residential solar lease customers and 35 commercial installations, capable of producing a total of 231 MW of installed capacity, or enough clean energy to power over 20,000 homes annually.

About New Jersey Resources

New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that, through its subsidiaries, provides safe and reliable natural gas and clean energy services, including transportation, distribution, asset management and home services. NJR is composed of five primary businesses:

●	New Jersey Natural Gas, NJR’s principal subsidiary, operates and maintains nearly 7,500 miles of natural gas transportation and distribution infrastructure to serve over half a million customers in New Jersey’s Monmouth, Ocean and parts of Morris, Middlesex and Burlington counties.

●	NJR Clean Energy Ventures invests in, owns and operates solar projects with a total capacity of 231 megawatts, providing residential and commercial customers with low-carbon solutions.

NJR CLEAN ENERGY VENTURES ANNOUNCES SALE OF WIND PORTFOLIO

●	NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services and customized energy solutions to its customers across North America.

●	NJR Midstream serves customers from local distributors and producers to electric generators and wholesale marketers through its 50 percent equity ownership in the Steckman Ridge natural gas storage facility, as well as its 20 percent equity interest in the PennEast Pipeline Project.

●	NJR Home Services provides service contracts as well as heating, central air conditioning, water heaters, standby generators, solar and other indoor and outdoor comfort products to residential homes throughout New Jersey.

NJR and its more than 1,000 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®.

For more information about NJR:

Visit www.njresources.com.
Follow us on Twitter @NJNaturalGas.
“Like” us on facebook.com/NewJerseyNaturalGas.
Download our free NJR investor relations app for iPad, iPhone and Android.

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